Exhibit 99.1

Performant Financial Corporation Announces Solid Operating and Financial Results in Third Quarter 2012

Livermore, California, November 5, 2012 – Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its quarter ended September 30, 2012:

Third Quarter Highlights

•	Revenues increased to $53.4 million, growth of 27.1% compared to the prior year period

•	Net income increased to $6.4 million, growth of 23.6% compared to the prior year period – earnings per diluted share (EPS) was $0.13 compared to $0.08 in the prior year period

•

Adjusted net income increased to $8.1 million, growth of 16.3% compared to the prior year period – adjusted earnings per diluted share (Adjusted EPS) was $0.17 compared to $0.16 in the prior year period

•	Adjusted EBITDA increased to $18.3 million, growth of 15.0% compared to the prior year period, with an adjusted EBITDA margin of 34.2%

Fiscal 2012 Third Quarter Results

Revenues for the fiscal third quarter were $53.4 million, an increase of 27.1% compared to $42.0 million in the prior year period. Net income for the third quarter of fiscal 2012 was $6.4 million, resulting in EPS of $0.13, compared to $5.2 million, or $0.08 per diluted share, in the prior year period. Adjusted net income for the third quarter of 2012 was $8.1 million, resulting in Adjusted EPS of $0.17, compared to $7.0 million, or $0.16 per diluted share, in the prior year period. The increase in net income and adjusted net income was largely due to strong revenue growth. Adjusted EBITDA for the third quarter was $18.3 million as compared to $15.9 million in the third quarter of 2011.

Student Lending revenues grew 2.5% during the third quarter to $33.0 million from $32.1 in the prior year period. Student Loan Placement Volume (defined below) during the quarter totaled $1.3 billion, a decrease of 16.9% compared to the prior year period primarily due to the ongoing system conversion at the Department of Education, which has delayed placements to us and all other recovery vendors. Placements received from the Department of Education have accelerated since the end of the third quarter with total placements for the month of October exceeding $600 million.

Healthcare revenues grew 170.8% during the third quarter to $13.5 million from $5.0 million in the prior year period. Our Net Claim Recovery Volume (defined below) during the quarter was $119.2 million, compared to $43.7 million in the prior year period. Other revenues grew 42.9% during the third quarter to $6.9 million from $4.8 million in the prior year period primarily due to a new default-aversion service contract that commenced in May of this year.

Lisa Im, Performant Financial’s Chief Executive Officer said, “Through our differentiated operating model and technology platform we achieved robust revenue, adjusted EBITDA and EPS growth. We operate in several large markets with strong growth profiles and during the third quarter we performed up to our expectations in all of the markets in which we provide our services. The Healthcare market delivered the strongest growth and continues to develop into a larger portion of our business. Finally, we are very excited to have completed our initial public offering in August, which provides our company with greater financial flexibility for future growth opportunities as we move forward.”

As of September 30, 2012, the Company had cash and cash equivalents of approximately $32.2 million.

Fiscal 2012 Nine Month Results

Revenues for the nine months ended September 30, 2012 were $154.1 million, an increase of 28.1% compared to $120.3 million in the prior year period. Student Lending revenues grew 6.9% to $98.2 million from $91.8 in the prior year period. Student Loan Placement Volume totaled $3.6 billion, a decrease of 24.2% compared to the prior year period, primarily due to the ongoing system conversion at the Department of Education, which has delayed placements to us and all other recovery vendors, as well as our decision to terminate a marginally profitable contract with a commercial bank client. Healthcare revenues grew 171.4% to $39.1 million from $14.4 million in the prior year period. Our Net Claim Recovery Volume was $343.8 million, compared to $125.7 million in the prior year period. Other revenues grew 19.2% to $16.8 million from $14.1 million in the prior year period, largely related to the new default-aversion service contract.

Net income for the period was $17.0 million, or EPS of $0.32 on a fully diluted basis, compared to $14.7 million or EPS of $0.22 on a fully diluted basis in the prior year period. Adjusted net income for the period was $23.5 million, resulting in Adjusted EPS of $0.50 on a fully diluted basis. This compared to $18.4 million or $0.41 per fully diluted share in the prior year period. Adjusted EBITDA for the year-to-date period was $52.2 million as compared to $43.3 million in the same period last year.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate. This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

Earnings Conference Call

The Company will hold a conference call to discuss its third quarter results at 5:00 p.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.performantcorp.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-941-2068 (domestic) or 480-629-9712 (international) and entering passcode 4570368. Participants should ask for the Performant Financial third quarter earnings conference call.

A replay of the live conference call will be available approximately one hour after the call. The replay will be available on the Company’s website or by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay passcode 4570368. The telephonic replay will be available until 11:59 pm (Eastern Time), November 12, 2012.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents the following non-GAAP measures: adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial performance, the effect of the completion of the technology transition by the Department of Education, the effect of our operating model and technology platform on our financial results, the relative strength of our third quarter results, and the impact of our initial public offering on our financial flexibility. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among our five largest customers, that many of our customer contracts are not exclusive and do not provide for committed business volumes, that we face significant competition in all of our markets, that the U.S. federal government accounts for a significant portion of our revenues, that future legislative and regulatory changes may have significant effects on our business, failure of our or third parties’ operating systems and technology infrastructure could disrupt the operation of our business and the threat of breach of our security measures or failure or unauthorized access to confidential data that we possess . More information on potential factors that could affect the Company’s financial condition and operating results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Registration Statement on Form S-1 relating to its initial public offering and its Form 10-Q for the quarter ended September 30, 2012 to be filed with the SEC. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information

Richard Zubek

Investor Relations

925-960-4988

investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2011	September 30, 2012
	(Restated)
Assets
Current assets:
Cash and cash equivalents	$20,004	$32,204
Trade accounts receivable, net of allowance for doubtful accounts of $77 and $64, respectively and estimated allowance for appeals of $484 and $1,112, respectively	19,398	24,132
Deferred income taxes	5,348	5,132
Prepaid expenses and other current assets	3,292	2,451
Income tax receivable	—	800
Debt issuance costs, current portion	595	1,140

Total current assets	48,637	65,859
Property, equipment, and leasehold improvements, net	14,915	18,237
Identifiable intangible assets, net	36,516	37,177
Goodwill	81,572	81,572
Debt issuance costs	—	4,112
Other assets	659	671

Total assets	$182,299	$207,628

Liabilities and Stockholders’ Equity
Liabilities:
Current liabilities:
Current maturities of notes payable	$8,134	$11,040
Accrued salaries and benefits	7,138	6,344
Accounts payable	60	1,578
Other current liabilities	8,475	8,213
Income taxes payable	470	—
Deferred revenue	2,214	2,499
Estimated liability for appeals	450	3,655

Total current liabilities	26,941	33,329
Notes payable, net of current portion	87,051	139,489
Line of credit, drawn	8,198	—
Deferred compensation	1,761	—
Deferred income taxes	14,647	14,604
Other liabilities	1,158	2,890

Total liabilities	139,756	190,312

Commitments and contingencies
Redeemable preferred stock
Series A convertible preferred stock, $0.0001 par value. Authorized, 18,000 and zero shares; issued and outstanding, 5,296 and 0 shares at December 31, 2011 and September 30, 2012, respectively	58,248	—

Stockholders’ deficit:
Due from stockholders	(2,266)	—
Common stock, $0.0001 par value. Authorized, 60,000 and 500,000 shares at December 31, 2011 and September 30, 2012, respectively; issued and outstanding 37,667 and 45,321 shares at December 31, 2011 and September 30, 2012, respectively	4	4
Additional paid-in capital	19,371	35,186
Accumulated deficit	(32,814)	(17,874)

Total stockholders’ (deficit) equity	(15,705)	17,316

Total liabilities, redeemable preferred stock, and stockholders’ (deficit) equity	$182,299	$207,628

The number of Series A convertible preferred shares outstanding, Series A convertible preferred stock, the number of common shares outstanding, Common stock, and Additional paid-in capital have been restated to give effect to the two-for-one split.

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenues	$42,009	$53,400	$120,333	$154,099
Operating expenses:
Salaries and benefits	16,456	21,003	50,437	59,426
Other operating expenses	13,613	18,240	35,193	53,053
Total operating expenses	30,069	39,243	85,630	112,479
Income from operations	11,940	14,157	34,703	41,620
Debt extingusihment costs	—	—	—	(3,679)
Interest expense	(3,366)	(3,175)	(10,213)	(9,329)
Interest income	31	2	94	64
Income before provision for income taxes	8,605	10,984	24,584	28,676
Provision for income taxes	3,439	4,601	9,839	11,698
Net income	$5,166	$6,383	$14,745	$16,978
Accrual for preferred stock dividends	1,660	—	4,785	2,038
Net income available to common shareholders	$3,506	$6,383	$9,960	$14,940
Net income per share attributable to common shareholders
Basic	$0.08	$0.14	$0.23	$0.34
Diluted	$0.08	$0.13	$0.22	$0.32
Weighted average shares
Basic	42,962	44,337	42,962	43,519
Diluted	45,024	48,674	44,646	47,133

Net income per share attributable to common shareholders and weighted average shares outstanding have been restated to give effect to the two-for-one split.

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2012
Cash flows from operating activities:
Net income	$14,745	$16,978
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of asset	—	52
Depreciation and amortization	5,712	7,002
Write-off of unamortized debt issuance costs	—	335
Deferred income taxes	—	173
Stock option compensation	83	883
Interest expense from debt issuance costs and amortization of discount note payable	947	946
Interest income on notes receivable from stockholders	(80)	(57)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,216)	(4,734)
Prepaid expenses and other current assets	1,937	841
Income tax receivable	—	(800)
Other assets	30	(12)
Accrued salaries and benefits	1,141	(794)
Accounts payable	363	1,518
Other current liabilities	4,434	(1,262)
Income taxes payable	—	(90)
Deferred revenue	—	285
Estimated liability for appeals	—	3,205
Other liabilities	(91)	306
Net cash provided by operating activities	26,005	24,775
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(4,237)	(7,355)
Purchase of perpetual software license and computer equipment	—	(837)
Net cash used in investing activities	(4,237)	(8,192)
Cash flows from financing activities:
Borrowing under notes payable	—	156,000
Borrowing under line of credit	—	4,500
Redemption of preferred stock	—	(60,286)
Repayment of notes payable	(11,074)	(100,656)
Repayment of line of credit	—	(12,698)
Debt issuance costs paid	—	(3,061)
Proceeds from exercise of stock options	—	137
Proceeds from issuance of stock	—	12,844
Receipt from stockholders	—	2,323
Payment to stockholders	—	(1,761)
Purchase of treasury stock	—	(1,225)
Payment of purchase obligation	—	(500)
Net cash used in financing activities	(11,074)	(4,383)
Net increase (decrease) in cash and cash equivalents	10,694	12,200
Cash and cash equivalents at beginning of year	11,078	20,004
Cash and cash equivalents at end of year	$21,772	$32,204
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$9,425	$12,415
Cash paid for interest	8,489	8,358
Cash paid as debt extinguisment	—	3,344
Supplemental disclosure of non-cash investing and financing activities:
Obligation to sellers of perpetual license	$—	$3,250
Issuance of common stock as part of debt issuance costs	—	2,796

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Results

(In thousands, Except Per Share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Reconciliation of Adjusted Earnings Per Diluted Share:
GAAP Net Income (‘000s)	$5,166	$6,383	$14,745	$16,978
Less: Accrual for Preferred Dividends	(1,660)	—	(4,785)	(2,038)
GAAP net income available to common stockholders	3,506	6,383	9,960	14,940
Plus: Accrual for Preferred Dividends	1,660	—	4,785	2,038
Plus: Adjustment items per Reconciliation of Adjusted Net Income	1,836	1,765	3,645	6,515
Adjusted Net Income	7,002	8,148	18,390	23,493
Adjusted Earnings Per Diluted Share	$0.16	$0.17	$0.41	$0.50
Diluted avg shares outstanding (‘000s)	45,024	48,674	44,646	47,133

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Reconciliation of Adjusted EBITDA:
Net income	$5,166	$6,383	$14,745	$16,978
Provision for income taxes	3,439	4,601	9,839	11,698
Interest expense	3,366	3,175	10,213	9,329
Interest income	(31)	(2)	(94)	(64)
Debt extinguishment costs(1)	—	—	—	3,679
Depreciation and amortization	1,953	2,445	5,712	7,002
Non-core operating expenses(2)	1,856	—	2,438	47
Advisory fee(3)	109	932	326	2,641
Stock based compensation	28	734	83	883

Adjusted EBITDA	$15,886	$18,268	$43,262	$52,193

Reconciliation of Adjusted Net Income:
Net income	$5,166	$6,383	$14,745	$16,978
Debt extinguishment costs(1)	—	—	—	3,679
Non-core operating expenses(2)	1,856	—	2,438	47
Advisory fee(3)	109	932	326	2,641
Stock based compensation	28	734	83	883
Amortization of intangibles(4)	760	932	2,282	2,741
Deferred financing amortization costs(5)	307	344	946	865
Tax adjustments(6)	(1,224)	(1,177)	(2,430)	(4,341)

Adjusted Net Income	$7,002	$8,148	$18,390	$23,493

(1)	Represents debt extinguishment costs comprised of approximately $3.3 million of fees paid to lenders in connection with our new credit facility and approximately $0.3 million of unamortized debt issuance costs in connection with our old credit facility.
(2)	Represents professional fees and settlement costs related to strategic corporate development activities and a $1.2 million legal settlement in 2011.
(3)	Represents expenses incurred under an advisory services agreement with Parthenon Capital Partners, which was terminated in April 2012.
(4)	Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, the impairment expense to reduce the carrying amount of the intangible asset due to our decision to terminate a client contract in 2009 and an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(5)	Represents amortization of capitalized financing costs related to debt offerings conducted in 2009, 2010 and 2012.
(6)	Represents tax adjustments assuming a marginal tax rate of 40%.